As filed with the Securities and Exchange Commission on May 12, 2023 Registration No. 333-________

______________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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City Holding Company
(Exact name of Registrant as specified in its charter)

West Virginia	55-0619957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

City Holding Company 2023 Incentive Plan
(Full title of the plan)
______________________________________________________________________________

City Holding Company
25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________________________________________

Copies to:

Michael G. Dailey, Esq. Christian Gonzalez, Esq. Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8644

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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EXPLANATORY NOTE

The City Holding Company 2023 Incentive Plan (the “Incentive Plan”) was adopted by the Board of Directors of City Holding Company (the “Company”) on February 22, 2023 and approved by stockholders of the Company on April 26, 2023 (the “Effective Date”). This Incentive Plan shall replace the Company’s 2013 Stock Incentive Plan, which expired on February 26, 2023. This Registration Statement on Form S-8 is being filed for the purpose of registering 600,000 shares of common stock, $2.50 par value (“Common Stock”) which may be issued pursuant to the Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I, “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the City Holding Company 2023 Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023.
(b)	The Company’s Current Reports on Form 8-K filed with the SEC on January 24 2023, March 13, 2023, March 29, 2023, and March 31, 2023.
(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 5, 2023.
(d)	The Company’s Proxy Statement on Schedule 14A filed with the SEC on March 27, 2023; and
(e)
The description of the Common Stock contained in Exhibit 4(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 20, 2020, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

(a) Statutes

Section 31D-8-851 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

Section 31D-8-852 of the West Virginia Business Corporation Act provides that a corporation must indemnify a director who was wholly successful on the merits or otherwise in any proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

(b) Articles of Incorporation

The Company’s Articles of Incorporation contain the following provisions with respect to the indemnification of directors and officers:

“Each director and officer of this corporation, or former director of officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representatives, shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgement of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, and such director or officer shall be reimbursed for any amounts paid by him in entering such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or other officer may be entitled as a matter of law.”

(c) Insurance

The Company maintains insurance policies under which directors and officers of the Company are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that may be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as a part of the Registration Statement:

Exhibit No.	Description
5.1*	Opinion of Dinsmore & Shohl LLP.
10.1	City Holding Company 2023 Incentive Plan, incorporated herein by reference to Exhibit A of the Company’s definitive Proxy Statement on Schedule 14A filed March 27, 2023 (File No. 000-11733).
23.1*	Consent of Crowe LLP.
23.2*	Consent of Dinsmore & Shohl LLP (contained in Exhibit 5.1).
24.1*	Power of attorney, included on the signature page hereto.
107.1*	Filing Fee Table.

*furnished herewith

Item 9. Understandings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filling on Form S-8 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on May 12, 2023.

CITY HOLDING COMPANY

By:	/s/ Charles R. Hageboeck, Ph.D.
Charles R. Hageboeck, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ David L. Bumgarner
David L. Bumgarner
Executive Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this report has been signed on May 12, 2023 by the following persons on behalf of the Company in the capacities indicated. Each of the directors and/or officers of the Company whose signature appears below hereby appoints C. Dallas Kayser, and/or Charles R. Hageboeck Ph.D., as his attorney-in-fact to sign in his name and behalf, in any and all capacities, to execute and sign for him and in him name in the capacities indicated below to any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ C. Dallas Kayser	/s/ Tracy W. Hylton, II
C. Dallas Kayser	Tracy W. Hylton, II
Chairman	Director

/s/ Gregory A. Burton	/s/ J. Thomas Jones
Gregory A. Burton	J. Thomas Jones
Director	Director

/s/ Charles W. Fairchilds	/s/ Javier A. Reyes, Ph.D.
Charles W. Fairchilds	Javier A. Reyes
Director	Director

/s/ William H. File, III	/s/ James L. Rossi
William H. File, III	James L. Rossi
Director	Director

/s/ Robert D. Fisher	/s/ Sharon H. Rowe
Robert D. Fisher	Sharon H. Rowe
Director	Director

/s/ Charles R. Hageboeck, Ph.D.	/s/ Diane Strong-Treister
Charles R. Hageboeck, Ph.D.	Diane Strong-Treister
Director, President, and Chief Executive Officer	Director